EIGHTH AMENDMENT TO LEASE AGREEMENT

THIS EIGHTH AMENDMENT TO LEASE AGREEMENT (this “Eighth Amendment”) is made as of July 26, 2016, by and between ARE-819/863 MITTEN ROAD, LLC, a Delaware limited liability company (“Landlord”), and BIOELECTROMED CORP., a California corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are now parties to that certain Lease Agreement dated as of March 19, 2007, as amended by that certain side letter dated March 19, 2007, as amended by that certain First Amendment to Lease Agreement dated as of February 28, 2008, as further amended by that certain Second Amendment to Lease Agreement dated as of March 18, 2009, as further amended by that certain Amended and Restated Third Amendment to Lease Agreement dated as of May 26, 2010, as further amended by that certain Fourth Amendment to Lease Agreement dated as of May 23, 2012 (the “Fourth Amendment”), as further amended by that certain letter agreement dated as of May 23, 2013, as further amended by that certain Fifth Amendment to Lease Agreement dated as of September 3, 2013 (the “Fifth Amendment”), as further amended by that certain Sixth Amendment to Lease Agreement dated as of August 31, 2014, and as further amended by that certain Seventh Amendment to Lease Agreement dated as of June 15, 2015 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 3,574 rentable square feet (the “Existing Premises”) in a building located at 849 Mitten Road, Burlingame, California.  The Existing Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.The Base Term of the Lease is scheduled to expire on September 30, 2016.

C. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Existing Premises by adding approximately 726 rentable square feet of office space located adjacent to the Existing Premises, as shown on Exhibit A attached hereto (the “Expansion Premises”), and (ii) extend the Base Term through March 31, 2017 (“Term Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Expansion Premises.  In addition to the Existing Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.

Delivery.  Landlord shall use reasonable efforts to deliver the Expansion Premises to Tenant on or before August 1, 2016 (“Delivery” or “Deliver”).  If Landlord fails to timely Deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Expansion Premises shall not be void or voidable.

The “Expansion Premises Commencement Date” shall be the date that Landlord delivers the Expansion Premises to Tenant.    Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D;  provided,  however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as otherwise provided in this Eighth Amendment: (i) Tenant shall accept the Expansion Premises in their “as-is” condition as of the Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is hereby deleted in its entirety and replaced with the following:

“Premises:    That portion of the Building containing approximately 4,300 rentable square feet, as determined by Landlord, as shown on Exhibit A.”

Exhibit A attached to the Lease is amended as of the Expansion Premises Commencement Date to include Exhibit A attached to this Eighth Amendment.

4.	Base Rent.

Existing Premises.  Tenant shall continue to pay Base Rent of $8,534.54 per month for the Existing Premises through September 30, 2016, as provided under the Lease.  Commencing on October 1, 2016, the Base Rent payable with respect to the Existing Premises shall increase to $8,791.00 per month.

Expansion Premises.  Commencing on the Expansion Premises Commencement Date, Tenant shall pay Base Rent of $1,733.00 per month with respect to the Expansion Premises.  Commencing on October 1, 2016, the Base Rent payable with respect to the Expansion Premises shall increase to $1,785.00 per month.

5.

Term.  Notwithstanding anything to the contrary contained in the Lease, the Term of the Lease is hereby extended through the Term Expiration Date.  Tenant’s occupancy of the Premises (including the Expansion Premises) through the Term Expiration Date shall be on an “as-is” basis and Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Premises (including the Expansion Premises).

6.

Definition of Tenant’s Share.  Commencing on the Expansion Premises Commencement Date, the defined term “Tenant’s Share” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share:    40%”

7.

Right to Extend Term.  Section 3 of the Fourth Amendment (as has been amended) is hereby amended in its entirety and is null and void and of no further force or effect and Tenant shall have no right to extend the Term of the Lease beyond the Term Expiration Date.

8.

Termination Option.  Section 4 of the Fifth Amendment is hereby deleted in its entirety and is null and void and of no further force or effect and neither Landlord nor Tenant shall have any right to terminate the Lease pursuant to Section 4 of the Fifth Amendment.

9.

Disclosure.  For purposes of Section 1938 of the California Civil Code, as of the date of this Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

10.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

11.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Eighth Amendment and that no Broker brought about this transaction.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

12.	Miscellaneous.

This Eighth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Eighth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

This Eighth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

This Eighth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Eighth Amendment attached thereto.

Except as amended and/or modified by this Eighth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Eighth Amendment.  In the event of any conflict between the provisions of this Eighth Amendment and the provisions of the Lease, the provisions of this Eighth Amendment shall prevail.  Whether or not specifically amended by this Eighth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Eighth Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment as of the day and year first above written.

LANDLORD:

ARE-819/863 MITTEN ROAD, LLC,

a Delaware limited liability company

By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:ARE-QRS CORP.,
a Maryland corporation, general partner

By:/s/: Eric S. Johnson
Its: Senior Vice President RE Legal Affairs

TENANT:

BIOELECTROMED CORP.,

a California corporation

By: /s/: Brian B. Dow
Brian B. Dow

SVP and Chief Financial Officer

Pulse Biosciences, Inc.

Parent Company of Bioelectromed, Inc.

Expansion Premises